Exhibit 99.1

Faith Dawn Holdings, Hong Kong, to Open Asia Markets for Manakoa Services Security Products

KENNEWICK, Wash., July 25, 2006 -- Manakoa Services Corporation (OTC BB:MKOS.OB) a security technology company and a developer of enterprise risk management solutions focused on regulatory compliance, has appointed Faith Dawn Holdings Limited, Hong Kong, as its exclusive sales agency to bring its anti-counterfeiting DNA and optical technology products to the vast Asian markets.

Jonathan Pollon, President of Faith Dawn Limited, said, ``We have a first class team of Asia business experts, who work intimately with the government agencies as well as several major manufacturing companies in The People's Republic of China, Hong Kong, Malaysia, Macau, Indonesia, and the Philippines. There is a substantial demand for brand protection for domestic products produced in these countries, including health care/pharmaceuticals, beauty products, apparel, luxury goods, fine art and collectibles and the automotive industry. Manakoa's security technology in forgery proof packaging and labeling, and its anti-diversion supply chain management products have great application throughout Asia.''

Mr. Pollon, an attorney and experienced Asia business executive, has an extensive career in corporate consulting for public and private companies in finance, business, government affairs, medical, media as well as the security/defense markets.

Chris Outwater, President of Manakoa said, ``Faith Dawn's management team and expertise in matching our security products with appropriate government and corporate needs is opportune and we are excited about executing our joint business plan.''

About Manakoa Services Corporation.

Manakoa is a developer and supplier of DNA marking and optical security technology for high value products and brand names that are under siege by counterfeiters. Manakoa provides risk management consulting through product authentication and advanced world-wide track and trace technologies that provide manufacturers with supply chain fidelity for their products from point of manufacture to final sale.

About Faith Dawn Ltd, Hong Kong.

Faith Dawn Holdings Limited is a Hong Kong Company which represents several companies whose products have a proven track record in the commercial marketplace. Current clients are located in China, Hong Kong, the Philippines and the United States.

Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release, such as statements relating to the Company's ability to drive technological developments and the acceptance and timing of product introductions, are forward-looking statements that are subject to risks and uncertainties, including timely development and acceptance of new products, the impact of competitive products and pricing, the timely development and release of products by suppliers, and other risks detailed in the Company's periodic filings as filed with the SEC.

Contact:
Manakoa Services Corporation
James C. Katzaroff, Chief Executive Officer
(509) 736-7000
www.Manakoa.com

Faith Dawn Holdings Limited
Ms. Lau Tien May, Director
+852 9043 9033